PENNFIRST BANCORP, INC.

                        600 Lawrence Avenue
                 Ellwood City, Pennsylvania  16117
                           412/758-5584

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                        JOINT PRESS RELEASE
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RELEASE DATE:                         CONTACT:
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April 3, 1997                         Charlotte A. Zuschlag
                                      President and Chief Executive Officer
                                      PennFirst Bancorp, Inc.
                                      412/758-5584

                                      Ellry Norman Davis
                                      President and Chief Executive Officer
                                      Troy Hill Bancorp, Inc.
                                      412/231-8238

         PENNFIRST BANCORP, INC. COMPLETES ACQUISITION OF
                      TROY HILL BANCORP, INC.

Ellwood City, Pennsylvania - April 3, 1997 - PennFirst Bancorp, Inc., (NASDAQ NMS PWBC), parent holding company of ESB Bank, F.S.B., announced today that it has completed its acquisition of Troy Hill Bancorp, Inc. and its subsidiary, Troy Hill Federal Savings Bank, located in the Troy Hill area of Pittsburgh. Troy Hill Bancorp, Inc. has two offices located in the Allegheny County communities of Troy Hill and Wexford and at December 31, 1996 had total assets of $102.6 million.

Shareholders of both organizations overwhelmingly approved the acquisition of Troy Hill Bancorp, Inc. by PennFirst Bancorp, Inc. at respective shareholder meetings held on March 17 and 18, 1997, respectively.

Ms. Charlotte A. Zuschlag, President and Chief Executive Officer of PennFirst Bancorp, Inc., reported that all regulatory approvals for consummation of the merger have been received and stated "we are very pleased to add the customers and staff of Troy Hill Federal Savings Bank to the PennFirst family. Troy Hill Federal Savings Bank will continue to operate as an independent subsidiary of PennFirst and customers can expect to find the same knowledgeable branch personnel handling their daily transactions."

Ellry Norman Davis, President and Chief Executive Officer of Troy Hill, indicated that he and his directors were "pleased to be joining such a quality organization as PennFirst and are looking forward to offering an expanded array of products and services to Troy Hill customers and our market area."

As a result of the acquisition, PennFirst Bancorp, Inc. will be the parent holding company of ESB Bank, F.S.B. and Troy Hill Federal Savings Bank with eleven offices in the contiguous Pennsylvania counties of Allegheny, Lawrence, Beaver and Butler. With the acquisition, PennFirst will have total assets of approximately $800 million.